Exhibit 99.1

MOD-PAC CORP. Grows Revenue 16% to $14.4 million in the Third Quarter of 2011

  Custom Folding Carton sales set another quarterly record, increasing 21.1% quarter-over-quarter to $11.2 million
  Adjusted EBITDA of $1.8 million slightly higher than the prior-year period; YTD 2011 Adjusted EBITDA increased 33.8% to $4.9 million
  Diluted EPS of $0.18 in quarter impacted by raw material price increases
  Repurchased 182,539 shares in the quarter

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2011--MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom paper board packaging and provider of personalized print products, today reported its results for the three and nine months ended October 1, 2011.

In the third quarter of 2011, revenue increased by 16.0% to $14.4 million compared with revenue of $12.4 million in the third quarter of 2010.

Net income for the third quarter of 2011 was $0.6 million, or $0.18 per diluted share, compared with $1.0 million, or $0.28 per diluted share, in the third quarter of 2010. The change in net income was the result of both higher raw material costs that impacted the Company’s gross margin and a lower effective tax rate in the 2010 third quarter due to the utilization of available net operating loss carry-forward for which a valuation allowance was previously recorded.

Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Our sales and marketing efforts are making solid strides in capturing market share. Customers are seeing the value in our focus, expertise, and flexibility. We see further opportunity in the custom folding carton market, where we have now recorded three straight quarterly sales records, and we believe we are well positioned for continued success going forward.”

Third-Quarter Sales Review: Custom Folding Carton Sales up 21.1%; Stock Packaging Sales Build on Improved Market Conditions

  Sales of folding cartons were $11.2 million in the third quarter of 2011, up 21.1% from $9.3 million in the third quarter of 2010, mainly due to increased business from several large existing customers, business from two new customers, and increased waste sales due to improved market conditions, partially offset by decreased business with some existing customers.
  Stock packaging sales were $2.3 million in the third quarter of 2011, up 2.7% from the third quarter of 2010, primarily due to improved market conditions.
  Personalized print sales were $725,000 in the third quarter of 2011, down 4.2% from $757,000 in the third quarter of 2010, primarily due to continued weakness in this market.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “We believe our consistent growth in folding cartons is because we have executed well on a very targeted sales and marketing plan to expand our penetration into the private-label industry where our flexibility with change outs and short runs are highly valued by our customers. The effort has increased our exposure, and therefore our opportunity, among the many prospects in this marketplace. We are also targeting other product manufacturers that have a wide variety of customers and products that would also benefit from our capabilities.”

Margins Negatively Impacted by Raw Material Costs

Gross profit increased 3.1% to $2.83 million in the third quarter of 2011, compared with $2.74 million in the 2010 third quarter. Third quarter 2011 gross margin decreased 240 basis points to 19.7% from the prior-year period. The decrease in gross margin was primarily attributable to increased paperboard, repairs, and supplies costs, partially offset by operational leverage generated by increased product sales.

Mr. Lupp noted, “We have implemented efficient and sustainable improvements in every area of our business, which are demonstrated in our strong operating performance. A combination of product mix and increased material costs affected margins; however, we believe we have been successful in somewhat limiting the impact of rising costs and believe margins can still benefit from the leverage of increased sales.”

Selling, general and administrative (SG&A) expenses were $1.79 million, or 12.5% of revenue, in the third quarter of 2011, compared with $1.71 million, or 13.8% of revenue, in the third quarter of 2010. The slight increase in SG&A expense was primarily driven by higher selling commissions. Disciplined cost management has kept SG&A growth well below the rate of growth in sales.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash option expense (Adjusted EBITDA) was $1.85 million in the third quarter of 2011 compared with $1.82 million in the third quarter of 2010. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the third quarter of 2011 was 36.9%. The effective tax rate for the three months ended Oct 2, 2010 was 0.4% due to the use of the available net operating loss carry-forward credits previously mentioned, for which a valuation allowance was recorded.

Year to Date 2011 Review

Total revenue for the first nine months of 2011 was $41.7 million, a 16.0% increase from $35.9 million in the first nine months of 2010. Sales of custom folding cartons were $32.5 million in the first nine months of 2011, up $5.6 million, or 20.6%, from the prior-year period, mainly due to increased business from several large existing customers, business from three new customers, and increased waste sales due to improved market conditions, partially offset by decreased business with some existing customers. Stock packaging sales rose 5.3% to $6.6 million in the first nine months of 2011, primarily due to improved market conditions, while personalized print sales were down 4.2% to $2.2 million on continued weakness in this market.

Gross profit in the first nine months of 2011 was $7.8 million, up 19.4% from $6.5 million in the prior-year period. The gross profit margin improved 60 basis points to 18.7% in the first nine months of 2011 from the corresponding 2010 period, primarily a result of the operating leverage generated by increased product sales.

SG&A expense was $5.6 million in the first nine months of 2011, or 13.3% of total revenue, compared with $5.4 million, or 14.9% of total revenue in the prior year period.

Adjusted EBITDA increased $1.2 million, or 33.8%, to $4.9 million for the first nine months of 2011 compared with $3.7 million in the prior-year period. (See the Reconciliation of Net Income to Adjusted EBITDA in the attached table.)

Strong Balance Sheet and Liquidity

Cash and cash equivalents were $2.2 million at the end of the third quarter, down from $3.4 million in December 31, 2010. Higher net income helped to offset higher capital expenditures, increased working capital requirements, particularly with inventory, and the repurchase of stock, which resulted in reduced cash balances.

Capital expenditures for the first nine months of 2011 were $1.9 million compared with $1.2 million last year. Infrastructure and productivity improvements and equipment upgrade investments made up the bulk of the year-to-date 2011 expenditures. MOD-PAC expects capital expenditures in 2011 will be approximately $2.0 million to $2.5 million. Depreciation and amortization for the first nine months of 2011 and 2010 were $2.2 million and $2.1 million, respectively.

The Company repurchased 182,539 shares in the third quarter of 2011 at an average price of $5.53. MOD-PAC has authorization to repurchase 200,000 shares as of October 1, 2011.

MOD-PAC has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Outlook

Mr. Keane concluded, “Our innovative methods, leveraged with our cost-efficient manufacturing process, have us well-prepared to capture further market share in our core businesses. Our goal is to grow this product line at a rate greater than the industry as a whole, which tends to reflect the trends of GDP.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted conference call and webcast at 4:30 p.m. ET, in which management will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC CORP. conference call can be accessed by dialing (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 380573. The telephonic replay will be available from 7:30 p.m. ET the day of the call until 11:59 p.m. ET on Wednesday, November 9, 2011. A transcript will also be posted to the Company’s website, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited)

(in thousands except per share data)
	Three months ended		Nine months ended
	10/1/2011	10/2/2010	10/1/2011	10/2/2010
Revenue
Product sales	$14,249	$12,267	$41,331	$35,535
Rent	111	113	335	382
Total Revenue	14,360	12,380	41,666	35,917
Cost of products sold	11,532	9,638	33,890	29,405
Gross profit	2,828	2,742	7,776	6,512
Gross profit margin	19.7%	22.1%	18.7%	18.1%
Selling, general and administrative expense	1,790	1,705	5,561	5,362
Income from operations	1,038	1,037	2,215	1,150
Operating margin	7.2%	8.4%	5.3%	3.2%
Interest expense, net	48	44	145	148
Other income	0	(11)	(145)	(83)
Income before taxes	990	1,004	2,215	1,085
Income tax expense	365	4	754	19
Net income	$625	$1,000	$1,461	$1,066

Basic income per share:	$0.19	$0.29	$0.44	$0.31
Diluted income per share:	$0.18	$0.28	$0.42	$0.30

Weighted average diluted shares outstanding	3,392	3,529	3,442	3,559

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(Unaudited)
($, in thousands)
	Three Months Ended		%	Nine Months Ended		%	2011 YTD % of
	10/1/2011	10/2/2010	change	10/1/2011	10/2/2010	change	Total
FOLDING CARTONS
Custom folding cartons	$11,205	$9,251	21.1%	$32,527	$ 26,966	20.6%	78.7%
Stock packaging	2,319	2,259	2.7%	6,586	6,253	5.3%	15.9%
Folding cartons subtotal	13,524	11,510	17.5%	39,113	33,219	17.7%	94.6%

PERSONALIZED PRINT	725	757	-4.2%	2,218	2,316	-4.2%	5.4%
Total product revenue	$14,249	$12,267	16.2%	$41,331	$ 35,535	16.3%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET

(in thousands, except share data)	(Unaudited)
	October 1,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$2,207	$3,440

Accounts receivable	6,001	5,003
Allowance for doubtful accounts	(61)	(96)
Net accounts receivable	5,940	4,907
Inventories	7,584	5,234
Prepaid expenses	368	440
Total current assets	16,099	14,021
Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and improvements	12,460	12,460
Machinery and equipment	49,555	48,697
Construction in progress	1,108	56
	64,293	62,383
Less accumulated depreciation	(50,301)	(48,114)
Net property, plant and equipment	13,992	14,269
Other assets	469	487
Total assets	$30,560	$28,777

Current liabilities:
Current maturities of long-term debt	$91	$110
Accounts payable	2,248	1,302
Accrued expenses	1,008	939
Income taxes payable	90	40
Total current liabilities	3,437	2,391
Long-term debt	1,841	1,958
Other liabilities	26	24
Deferred income taxes	63	6
Total liabilities	5,367	4,379

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares,
issued 3,570,016 in 2011, 3,549,017 in 2010	36	35
Class B common stock, $.01 par value, authorized 5,000,000
shares, issued 599,073 in 2011, 616,472 in 2010	6	6
Additional paid-in capital	3,575	3,232
Retained earnings	29,586	28,125
Treasury stock at cost, 998,809 shares in 2011 and
816,270 in 2010	(8,010)	(7,000)
Total shareholders' equity	25,193	24,398

Total liabilities and shareholders' equity	$30,560	$28,777

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)	(Unaudited)
	Nine Months Ended
	October 1,	October 2,
	2011	2010
Cash flows from operating activities:
Net income	$1,461	$1,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,198	2,079
Provision for doubtful accounts	(12)	(29)
Stock option compensation expense	337	347
Deferred income taxes	57	-
Gain on disposal of assets	(49)	(34)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(1,019)	(875)
Inventories	(2,350)	(1,109)
Prepaid expenses	72	(230)
Other liabilities	2	(13)
Accounts payable	946	(952)
Income taxes payable	50	-
Accrued expenses	69	(24)
Net cash provided by operating activities	1,762	226

Cash flows from investing activities:
Proceeds from the sale of assets	49	131
Change in other assets	8	(5)
Capital expenditures	(1,912)	(1,242)
Net cash used in investing activities	(1,855)	(1,116)

Cash flows from financing activities:
Principal payments on long-term debt	(136)	(400)
Proceeds from the issuance of stock	6	-
Purchase of stock for treasury	(1,010)	(232)
Deferred financing fees	-	(21)
Net cash used in financing activities	(1,140)	(653)

Net decrease in cash and cash equivalents	(1,233)	(1,543)
Cash and cash equivalents at beginning of year	3,440	3,780
Cash and cash equivalents at end of period	$2,207	$2,237

MOD-PAC CORP.
Reconciliation between GAAP Net Income and Adjusted EBITDA

(in thousands)	Three Months Ended		Nine Months Ended
	10/1/2011	10/2/2010	10/1/2011	10/2/2010

GAAP Net Income	$625	$1000	$1,461	$1,066

Interest	48	44	145	148
Taxes	365	4	754	19
Depreciation and amortization	741	705	2,198	2,079
Stock-based compensation	66	65	337	347

Adjusted EBITDA	$1,845	$1,818	$4,895	$3,659

Adjusted EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation and amortization and option expense. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com